Exhibit 99.1




                      GREAT AMERICAN LIFE INSURANCE COMPANY


                            AGENT STOCK PURCHASE PLAN





                            (Adopted October 11, 1994)


















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                      GREAT AMERICAN LIFE INSURANCE COMPANY

                            AGENT STOCK PURCHASE PLAN

                            (Adopted October 11, 1994)


   (1)    PURPOSE

     The purpose of the Great American Life Insurance Company Agent Stock Purchase Plan (the "Plan") is to enable agents of Great American Life Insurance Company (the "Company") to acquire or increase ownership interests in American Annuity Group, Inc. ("Parent"), the parent of the Company, on a basis that will encourage them to perform at increasing levels of effective-ness and use their best efforts to promote the growth and profitability of the Company and Parent. This is to be done by providing agents a continued opportunity to purchase shares of the Parent's Common Stock, One Dollar ($1.00) par value ("Shares"), from the Parent through periodic offerings commencing January 1, 1995 or as soon as practicable thereafter (the "Effective Date"). For this purpose, except as otherwise provided in Section (18), the maximum aggregate number of Shares which Participating Agents (defined in Section (4) below) may purchase under the Plan is One Million (1,000,000).

   (2)    ADMINISTRATION

     (a) The Plan shall be administered by a committee of the Board of Directors of the Parent designated by the Board of Directors (the "Commit-tee"), consisting of at least Three (3) members. All Committee members shall serve, and may be removed, at the pleasure of the Board of Directors.

     (b) For purposes of administration of the Plan, a majority of the members of the Committee (but not less than Two (2)) eligible to serve as such shall constitute a quorum, and any action taken by a majority of such members of the Committee present at any meeting at which a quorum is present, or acts approved in writing by a majority of such members of the Committee, shall be the acts of the Committee.

     (c) Subject to the provisions of the Plan, the Committee shall have full discretionary authority to interpret the Plan, to issue rules for adminis-tering the Plan, to change, alter, amend or rescind such rules, and to make all other determinations necessary or appropriate for the administration of the Plan. All determinations, interpretations and constructions made by the Committee pursuant to this Section shall be final and conclusive. No member of the Board of Directors or the Committee shall be liable for any action, determination or omission taken or made in good faith with respect to the Plan or any right granted hereunder.

     (d) The Committee will engage a bank trust department or other financial institution as agent (the "Plan Agent") to perform custodial and record-keeping functions for the Plan, such as holding record title to the partici-pating agents' Share certificates, maintaining an individual investment account for each such agent and providing periodic account status reports to such agents.

     (e) The Committee shall have full discretionary authority to delegate ministerial functions to management of the Company or the Parent.

   (3)    ELIGIBLE AGENTS

     All agents of the Company, and of such of its Subsidiaries as may be designated for such purpose from time to time by the Committee, shall be eligible to participate in the Plan ("Eligible Agents").

   (4)    ELECTION TO PARTICIPATE

     Each Eligible Agent may participate in the Plan by filing with the Company an election to purchase form (the "Form"). Eligible Agents who so elect to participate in the Plan are hereinafter referred to as "Participating Agents". The Form must specify the date on which participation is to commence, which may not be retroactive. The Form may authorize specified commission deductions. In addition, Participating Agents may make lump-sum payments to be used to purchase Shares pursuant to the Plan. All regular commission deductions and lump-sum contributions shall be recorded in a non-interest bearing account which the Parent shall establish for Participating Agents (the "Share Purchase Account").

     All funds recorded in the Share Purchase Account may be used by the Parent for any corporate purpose, subject to the right of a Participating Agent to withdraw at any time an amount equal to the balance accumulated in his or her Share Purchase Account upon withdrawal from participation in the Plan as described in Section (7) below. Funds recorded in Share Purchase Accounts shall not be required to be segregated from any funds of the Parent.

   (5)    DEDUCTION CHANGES

     A Participating Agent may at any time increase or decrease his or her commission deduction by filing a new Form. The change will become effective as soon as practicable after receipt of the Form. A commission deduction change (which shall include any increase or decrease) may not be made more than twice during any calendar year.

   (6)    LIMITATION ON PURCHASE OF SHARES

     No Participating Agent may be granted a right to purchase in excess of Ten Thousand (10,000) Shares under this Plan in any calendar year.

   (7)    WITHDRAWAL OF FUNDS

     A Participating Agent may at any time prior to a Purchase Date (defined in Section (8) below) and for any reason withdraw from participation in the Plan, in which case the entire balance accumulated in his or her Share Purchase Account shall be paid to him or her as soon as practicable thereaf-ter. Partial withdrawals will not be permitted.

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   (8)    METHOD OF PURCHASE AND INVESTMENT ACCOUNTS

     The term "Share Purchase Period" shall mean a period of One (1), Two (2) or Three (3) calendar months, as determined by the Committee. The term "Purchase Date" as used in the Plan shall mean the last business day of each Share Purchase Period (or as soon as practicable thereafter) commencing after the Effective Date. Each Participating Agent having funds in his or her Share Purchase Account on a Purchase Date shall be deemed, without any further action, to have been granted on such Purchase Date, and to have exercised on such Purchase Date, the option to purchase the number of whole and fractional Shares which the funds in his or her Share Purchase Account would purchase at the Purchase Price (as hereinafter defined) on such Purchase Date, subject to the Share limitation in Section (1) and the restrictions set forth in Section (6). Such option will be deemed exercised if the Participating Agent does not withdraw such funds prior to the Purchase Date. All Shares so purchased (including fractional Shares) shall be immediately credited to a separate Investment Account established by the Plan Agent for each Participating Agent. At no time will AAG or GALIC be considered to be the owner of any Shares acquired pursuant to the Plan. The Plan Agent shall hold in its name or the name of its nominee all certifi-cates for Shares purchased until Shares are withdrawn by a Participating Agent pursuant to Section (10) below. No risk of forfeiture to the Partici-pating Agent exists once the shares are purchased and credited to the Investment Account.

     All cash dividends paid with respect to the whole and fractional Shares in a Participating Agent's Investment Account shall, unless otherwise directed by the Committee, be credited to his or her Investment Account and used, in the same manner as commission deductions, to purchase additional Shares under the Plan on the next Purchase Date, subject to the Share limitation in Section (1) and the restrictions set forth in Section (6). Shares so purchased shall be added to the Shares held for the Participating Agent in his or her Investment Account.

   (9)    PURCHASE PRICE

     The Purchase Price for each whole or fractional Share shall be Ninety-Two and One-Half Percent (92.5%) of the fair market value of such whole or fractional Share on the Purchase Date (as defined in Section (8) above), provided that the Purchase Price shall in no event be less than the par value of such Share.

     Fair market value shall be the mean of the high and low sales prices of such Shares on the Purchase Date on the New York Stock Exchange Composite Tape (or the principal market in which the Shares are traded, if the Shares are not listed on the New York Stock Exchange on such Date), or, if the Shares shall not have been traded on such Date, the mean of the high and low sales prices of such Shares on the next preceding day on which sales were made. If Shares are purchased in market transactions, fair market value means the actual purchase price of the Share acquired, plus commissions and other acquisition expenses.

   (10)   WITHDRAWAL OF CERTIFICATES

     Subject to Sections (13) and (21) below, a Participating Agent shall have the right at any time to withdraw a certificate or certificates for all or a portion of the Shares credited to his or her Investment Account by giving written notice to the Plan Agent, provided, however, that (a) no Participat-ing Agent shall be entitled to receive a certificate for any Share prior to two (2) calendar years after the date that Share was purchased under the Plan, (b) no such request may be made more frequently than once each calendar year and (c) no Participating Agent shall be entitled to receive a certificate for any fractional Share. The Parent will pay any stamp taxes imposed in connection with the issuance of any certificate under the Plan.

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   (11)   REGISTRATION OF CERTIFICATES

     Each certificate withdrawn by a Participating Agent may be registered only in the name of the Participating Agent, or, if the Participating Agent so indicated on the Participating Agent's Form, in the Participating Agent's name jointly with another person, with right of survivorship. A Participat-ing Agent who is a resident of a jurisdiction which does not recognize such a joint tenancy may have certificates registered in the Participating
   Agent's name as tenant in common or as community property with another person, without right of survivorship.

   (12)   VOTING

     The Plan Agent shall vote all Shares held in an Investment Account in accordance with the Participating Agent's instructions. To the extent the Plan Agent does not receive instructions with respect to the voting of any Shares held in the Investment Account such Shares shall be voted in the same proportion as the Shares as to which the Plan Agent has received instruc-tions.

   (13)   LIMITATION ON RESALE

     Notwithstanding anything in the Plan to the contrary, no Participating Agent shall be entitled to sell any Share purchased under the Plan (or withdraw any certificate representing any such Share) during the two (2) calendar years following the date of purchase of such Share.

   (14)   RIGHTS ON RETIREMENT, DEATH OR OTHER TERMINATION  OF AGENCY RELATION-
          SHIP

     In the event of a Participating Agent's retirement, death or other termination of the Participating Agent's status as an agent of the Company, or in the event that a Participating Agent otherwise ceases to be an Eligible Agent, no commission deduction shall be taken from any amount due and owing to the Participating Agent thereafter, and the balance in the Participating Agent's Share Purchase Account shall be paid to the Partici-pating Agent, or in the event of the Participating Agent's death, to his or her designated beneficiary under the Plan (and, if none, then to his or her estate).

   (15)   RIGHTS NOT TRANSFERABLE

     Rights under the Plan are not transferable by a Participating Agent other than by will or the laws of descent and distribution, and are exercisable during the agent's lifetime only by the agent.

   (16)   NO RIGHT TO CONTINUED RELATIONSHIP WITH THE COMPANY

     Neither the Plan nor any right granted under the Plan shall confer upon any Participating Agent any right to continuance of an agent or any other relationship with the Company, or interfere in any way with the right of the Company to terminate the agency relationship of such Participating Agent.

   (17)   APPLICATION OF FUNDS

     All funds received or held by the Parent under this Plan may be used for any corporate purpose.

   (18)   ADJUSTMENT IN CASE OF CHANGES AFFECTING SHARES

     In the event of a subdivision of outstanding Shares, or the payment of a stock dividend, the Share limitation set forth in Section (1) shall be adjusted proportionately, and such other adjustments shall be made as may be deemed equitable by the Committee.

   (19)   AMENDMENT OF THE PLAN

     The Board of Directors may at any time, or from time to time, amend this Plan in any respect, but no such amendment shall be effective with respect to shares purchased pursuant to the Plan prior to the date of such amend-ment.

   (20)   TERMINATION OF THE PLAN

     The Plan and, except as provided below, all rights of Eligible Agents under any offering hereunder shall terminate on the earliest of:

     (a) The date that Participating Agents become entitled to purchase a number of Shares greater than the number of Shares remaining available for purchase in accordance with Section (1), as adjusted by Section (18), in which case if the number of Shares so purchasable is greater than the Shares remaining available, the available Shares shall be allocated by the Commit-tee among such Participating Agents on a pro rata basis;

     (b)  Any date selected by the Board of Directors in its discretion; or

     (c)  The date set forth in Section 25(b) of this Plan.

     Upon termination of this Plan, all amounts in the Share Purchase Accounts of Participating Agents shall be carried forward into the Participating Agent's Share Purchase Account under a successor plan, if any, or promptly refunded.

     The Board of Directors shall have the right to suspend the Plan at any time.

   (21)   GOVERNMENTAL REGULATIONS

     (a) Anything contained in this Plan to the contrary notwithstanding, the Parent shall not be obligated to sell or deliver any Shares or certificates under this Plan unless and until the Parent is satisfied that such sale or delivery complies with (i) all applicable requirements of the New York Stock Exchange (or the governing body of the principal market in which such Shares are traded, if such Shares are not then listed on that Exchange), (ii) all applicable provisions of the Securities Act of 1933 and (iii) all other laws or regulations by which the Company or Parent is bound or to which the Company or Parent is subject.

     (b) The Company or the Parent may make such provisions as it may deem appropriate for the withholding of any taxes or payment of any taxes which it determines it may be required to withhold or pay in connection with any Shares. The obligation of the Parent to deliver certificates under this Plan is conditioned upon the satisfaction of the provisions set forth in the preceding sentence.

   (22)   SOURCE OF SHARES

     Shares to be purchased from the Parent under the Plan shall be (a) previously acquired treasury Shares or (b) authorized but unissued Shares. Notwithstanding anything to the contrary in this Plan, if and to the extent authorized by the Committee, the Plan Agent may make purchases of Shares on behalf of Participating Agents under the Plan through market transactions rather than purchases from the Company.

   (23)   REPURCHASE OF SHARES

     The Company shall not be required to repurchase from any Participating Agent any Shares which such Participating Agent acquires under the Plan.

   (24)   EXPENSES OF MAINTAINING PLAN

     Except as provided in this Section, the Company shall be responsible for all expenses of operating the Plan. If Shares are purchased through market transactions as permitted by Section 22, all commissions and other expenses of purchasing such shares shall be included in the calculation of fair market value of the Shares so purchased and shall be paid by the Participat-ing Agent purchasing the shares. All commissions and other expenses of selling any Shares acquired pursuant to the Plan shall be paid by the Participating Agent whose shares are sold.

   (25)   EFFECTIVE DATE; DURATION

     (a) Effective Date. The Plan shall become effective upon the date of its adoption by the Board.

     (b) Duration. Unless earlier terminated by the Board or the Committee pursuant to the provisions of the Plan, the Plan shall terminate on the tenth anniversary of its effective date as hereinbefore specified. No Shares shall be purchased under the Plan after such termination date.